North America Structured Investments

J.P.Morgan

7yr SPX/RTY Step-Up Auto Callable Buffered Equity Notes

The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Minimum Denomination:	$1,000
Underlying:	S&P 500® Index and Russell 2000® Index
Buffer Amount:	20.00%
Pricing Date:	August 28, 2018
Final Review Date:	August 26, 2025
Maturity Date:	August 29, 2025
Review Dates:	Annually
CUSIP:	48129MX35
Preliminary Pricing Supplement:	http://sp.jpmorgan.com/document/cusip/48129MX35/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which will likely be lower than the price you paid for the notes, please see the hyperlink above.

You may lose some or most of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

Automatic Call

If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Call Value for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Review Date	Call Value*	Call Premium*
First	At most 102.00%	At least 7.00%
Second	At most 104.00%	At least 14.00%
Third	At most 106.00%	At least 21.00%
Fourth	At most 108.00%	At least 28.00%
Fifth	At most 110.00%	At least 35.00%
Sixth	At most 112.00%	At least 42.00%

Payment At Maturity

If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the notes have not been automatically called and (i) the Final Value of one Index is greater than its Initial Value and the Final Value of the other Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Lesser Performing Index Return + Buffer Amount)]

If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Hypothetical Examples of Amounts Upon Automatic Call or at Maturity**

Lesser Performing Index Return at Review Date	Total Return at First Review Date*	Total Return at Third Review Date*	Total Return at Sixth Review Date*	Total Return at Maturity if not Automatically Called
40.00%	7.00%	21.00%	42.00%	40.00%
20.00%	7.00%	21.00%	42.00%	20.00%
10.00%	7.00%	21.00%	N/A	10.00%
3.00%	7.00%	N/A	N/A	3.00%
0.00%	N/A	N/A	N/A	0.00%
-5.00%	N/A	N/A	N/A	0.00%
-20.00%	N/A	N/A	N/A	0.00%
-20.01%	N/A	N/A	N/A	-0.01%
-40.00%	N/A	N/A	N/A	-20.00%
-60.00%	N/A	N/A	N/A	-40.00%
-80.00%	N/A	N/A	N/A	-60.00%
-100.00%	N/A	N/A	N/A	-80.00%

N/A – indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date.

* Reflects a call premium of 7.00% per annum and the applicable maximum Call Values listed in the table to the left. The call premium will be determined on the Pricing Date and will not be less than 7.00% per annum. The Call Values will be determined on the Pricing Date and will not be greater than the applicable maximum.

** Not all Review Dates reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 7yr SPX/RTY Step-Up Auto Callable Buffered Equity Notes The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Hypothetical Examples of Amounts Upon Issuer: JPMorgan Chase Financial Company LLC Automatic Call or at Maturity** Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Underlying: S&P 500R Index and Russell 2000R Index Lesser Total Return at Buffer Amount: 20.00% Total Return at Total Return at Total Return at Performing Maturity if not Pricing Date: August 28, 2018 First Review Third Review Sixth Review Index Return at Automatically Final Review Date: August 26, 2025 Date* Date* Date* Review Date Called Maturity Date: August 29, 2025 Review Dates: Annually CUSIP: 48129MX35 40.00% 7.00% 21.00% 42.00% 40.00% Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48129MX35/doctype/Product_Termsheet/document.pdf 20.00% 7.00% 21.00% 42.00% 20.00% For more information about the estimated value of the notes, which will likely be lower than the price you paid for the notes, please see the hyperlink above. You may lose some or most of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial 10.00% 7.00% 21.00% N/A 10.00% Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call 3.00% 7.00% N/A N/A 3.00% If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Call 0.00% N/A N/A N/A 0.00% Value for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes. -5.00% N/A N/A N/A 0.00% Review Date Call Value* Call Premium* -20.00% N/A N/A N/A 0.00% First At most 102.00% At least 7.00% Second At most 104.00% At least 14.00% -20.01% N/A N/A N/A -0.01% Third At most 106.00% At least 21.00% Fourth At most 108.00% At least 28.00% -40.00% N/A N/A N/A -20.00% Fifth At most 110.00% At least 35.00% Sixth At most 112.00% At least 42.00% -60.00% N/A N/A N/A -40.00% Payment At Maturity -80.00% N/A N/A N/A -60.00% If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your -100.00% N/A N/A N/A -80.00% payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 ×Lesser Performing Index Return) N/A indicates that the notes would not be called on the applicable Review Date If the notes have not been automatically called and (i) the Final Value of one Index is greater than its Initial Value and the and no payment would be made for that date. Final Value of the other Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount or (ii) the * Reflects a call premium of 7.00% per annum and the applicable maximum Call Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount, you will Values listed in the table to the left. The call premium will be determined on the receive the principal amount of your notes at maturity. Pricing Date and will not be less than 7.00% per annum. The Call Values will be If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more than determined on the Pricing Date and will not be greater than the applicable the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: maximum. $1,000 + [$1,000 ×(Lesser Performing Index Return + Buffer Amount)] ** Not all Review Dates reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more than called. These hypotheticals do not reflect fees or expenses that would be associated the Buffer Amount, you will lose some or most of your principal amount at maturity. with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com